U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 01, 2005

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 1, 2005, Emeritus Corporation (the "Company") announced the acquisition of three communities located in Arkansas. The communities offer retirement and assisted living services for seniors and have a combined capacity of 253 units. The Company purchased the communities for approximately $18 million. Emeritus Corporation entered into three separate agreements related to the acquisition, one with Camlu Real Estate Development Limited Partnership and two with Cheridan Inc. each dated August 5, 2005, and finalized on December 1, 2005 after completion of a due diligence period. The agreement with Camlu Real Estate contains a contingent payment provision on a single community based on the amount by which net operating income exceeds a baseline, as defined in the agreement.

On December 1, 2005, The Company financed $16 million of the purchase price through mortgage financing with GE Capital. The debt is secured by the three communities and matures in December, 2012. Interest accrues at the fixed rate of 6.95% per annum. The loan requires monthly payments of principal and interest, based on a 25-year amortization. No prepayment of the loan is allowed. The loan agreement requires the performance of certain financial covenants related to the operation of the communities and contains certain cross default provisions relating to other obligations of the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under item 1.01 regarding the acquisition of three communities in Arkansas secured by debt financing is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) ,(b) and (c) are not applicable.

(d) Exhibits

99.1	Press Releases
	99.1.1	Press Release dated December 2, 2005, reporting acquisition of 3Arkansas communities.	(1)

(1) Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: December 6, 2005		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer and Secretary